Exhibit 99.1

Total System Services, Inc.	PRESS RELEASE
One TSYS Way
Post Office Box 2567
Columbus GA 31902-2567
+1.706.649.2307 / +1.706.649.5740
www.tsys.com
For immediate release:
Contacts:

Cyle Mims	Shawn Roberts	Kevin Langin
TSYS Media Relations	TSYS Investor Relations	Director of Public Relations
+1.706.644.3110	+1.706.644.6081	+1.402.602.3541
cylemims@tsys.com	shawnroberts@tsys.com	klangin@fnni.com
TSYS and First National Bank of Omaha
Finalize First National Merchant Solutions Joint Venture
Columbus, Ga., April 1, 2010 — TSYS (NYSE: TSS) and First National Bank of Omaha (FNBO) announced today the consummation of their joint venture transaction pursuant to which TSYS acquired a 51% interest in FNBO’s merchant acquiring business for approximately $150.5 million. FNBO retained a 49% interest in the newly formed company, First National Merchant Solutions, LLC (FNMS).
     FNMS previously operated as a subsidiary of FNBO and offers merchant acquiring services, transaction processing and business and value-added services, as well as Visa®- and MasterCard®-branded prepaid cards. Ranked as the 10th-largest merchant acquirer in North America by dollar volume*, FNMS has more than 50 years of experience providing first-rate service and solutions to businesses across the United States. For more information, visit www.fnms.com.

*    The Nilson Report March 2009
     About TSYS
     TSYS (NYSE: TSS) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit, healthcare, loyalty and prepaid services for financial institutions and retail companies in the Americas, EMEA and Asia-Pacific regions. For more information contact news@tsys.com or log on to www.tsys.com. TSYS routinely posts all important information on its Web site.
     About First National Bank of Omaha
     First National Bank of Omaha is a subsidiary of First National of Nebraska. First National of Nebraska has grown into the largest private banking company in the United States. First National and its affiliates have more than $17 billion in managed assets and nearly 5,700 employees located in 35 states. Primary banking offices are located in Nebraska, Colorado, Illinois, Iowa, Kansas, South Dakota and Texas.
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2010